News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

P&G APPOINTS DEBRA LEE TO BOARD OF DIRECTORS
Ms. Lee brings a depth of leadership, strategy and risk management experience to the Board
CINCINNATI, August 12, 2020 – The Procter & Gamble Company (NYSE:PG) today announced that its Board of Directors has appointed Debra L. Lee, former Chairman and Chief Executive Officer of BET Networks, to the Company’s Board of Directors. The appointment is effective August 12, 2020.
Ms. Lee joined BET Networks, a media and entertainment subsidiary of Viacom, Inc., in 1986, serving as Chairman and Chief Executive Officer from 2006 to 2018, President and Chief Executive Officer from 2005 to 2006, President and Chief Operating Officer from 1995 to 2005, and Executive Vice President and General Counsel from 1986 to 1995. During her tenure, Ms. Lee’s leadership led to original staple programming including The BET Awards and Black Girls Rock!.
“We are delighted to welcome Debra to the Board. She has distinguished herself as a leader in the media industry for more than 30 years and brings broad, deep knowledge ranging from media strategy and programming to corporate risk oversight,” said David Taylor, P&G Chairman, President and Chief Executive Officer. “Her experience, expertise and guidance will further strengthen our efforts to better serve consumers and a broad range of stakeholders. We look forward to her contributions.”
Over the course of her career, Ms. Lee has been a staunch advocate for equality and inclusion. In 2009, she became the founder and CEO of Leading Women Defined, Inc., an association of strategic thought leaders that strives to engage in constructive dialogue that will positively impact the Black community.
She also has extensive corporate governance experience from serving on a wide range of public company boards, and is currently a member of the board of directors of Marriott International, Inc., Burberry Group PLC and AT&T, Inc. She previously served as a Director of Revlon, Inc., WGL Holdings, Inc. and Twitter, Inc.
Ms. Lee holds a B.A. in political science from Brown University, a master’s in public policy from Harvard University John F. Kennedy School of Government, and a J.D. from Harvard Law School.
About Procter & Gamble
P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit http://www.pg.com for the latest news and information about P&G and its brands.
Category: PG-IR
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P&G Media Contacts:
Jennifer Corso, 513.983.2570
Maytal Levi, 937.304.0523